Exhibit 10.8

ITR MASTER CONTRACT

By and Between:	ITR Laboratories Canada Inc.
19601 boul. Clark Graham, Baie d’Urfe, Quebec, H9X 3T1, Canada Tel: (514) 457-7400 Fax: (514) 457-7303

(“ITR”)

By and Between:	The Sponsor
Name: ProtoKinetix, Incorporated
Address: 9176 South Pleasants Highway
Tel: 304-299-5070
Contact Person: Clarence E. Smith
Title: President and CEO
E-mail: csmith@protokinetix.com

(the “Sponsor”)

Effective Date:	April 19, 2016

WHEREAS, Sponsor has the rights to certain compounds, materials or other substances (“Test Materials”) and desires to have ITR conduct a preclinical study or studies of the Test Materials (“Study” or “Studies”);
WHEREAS, ITR has the facilities and the personnel with the requisite skills, experience and knowledge to undertake Studies;
WHEREAS, the parties hereto shall enter into a study contract for each Study (“Study Contract” or “Study Contracts”); and
WHEREAS, the parties have entered into a Mutual Confidentiality Disclosure Agreement dated as of April 19, 2016 (the (“MCDA”);
WHEREAS, the parties hereto wish to set forth the additional general terms and conditions that shall govern their relationship;
NOW, THEREFORE, the parties hereto agree as follows:

1.	Study Contract
For each Study, the Sponsor and ITR shall enter into a Study Contract in the format attached as Exhibit A hereto.  Each Study Contract shall stipulate the contract price (the “Price”) and the schedule for the Study to be conducted by ITR pursuant to this Master Contract and the Study Plan that defines the Study.  ITR shall not begin to render services with respect to any Study nor shall the Sponsor be obligated with respect to a Study, unless and until a Study Contract and a Study Plan relating thereto have been accepted in writing by the Sponsor.
2.	Confidentiality
This Master Contract, any Study Contract and Study Plan as well as all information provided by the Sponsor pertaining to the Studies conducted hereunder and all data collected or generated by ITR during the Studies shall be considered to be the confidential information of the Sponsor (“Confidential Information”).  Except as otherwise provided in this Master Contract or the MCDA, ITR shall neither use nor disclose any Confidential Information without the Sponsor’s written consent unless such disclosure is required by law, which may include the Sponsor’s duty to file a copy of this Master Contract with the Securities and Exchange Commission.  If such disclosure is required by law, ITR shall: (i) notify the Sponsor of the required disclosure in advance of such disclosure to allow the Sponsor a reasonable opportunity to seek such protective orders or other relief as may be available in the circumstances; (ii) provide reasonable assistance in the Sponsor’s efforts, if any, to obtain confidential treatment of such information; and (iii) employ reasonable efforts to limit the extent of any court ordered disclosure.
ITR shall employ its best efforts to ensure that any ITR personnel, employees, agents and independent contractors that are involved in a Study: (i) shall not disclose any Confidential Information to any third party; (ii) shall agree to assign to the Sponsor any inventions that are the Sponsor’s property under Section 13; and (iii) shall use Confidential Information solely to pursue the Study to be carried out hereunder.  This provision shall remain in effect for seven (7) years following the termination of this Master Contract.  Upon the completion or early termination of a Study, ITR shall deliver all Confidential Information and all data generated under the Study to the Sponsor pursuant to the terms of the MNDA.
3.	Method of Payment
The Price provided for in a Study Contract shall cover all ITR charges for the Study and ITR shall supply without separate charge, all facilities, utilities, equipment, animals, supplies, personnel, information, rights and other items required for the performance by ITR of its services under this Master Contract and the Study Contract.  ITR will be reimbursed only for expenses which are expressly provided for in the Study Contract and/or Study Plan which have been approved in advance in writing by an authorized Sponsor representative, provided ITR has furnished such documentation for authorized expenses as the Sponsor may reasonably request.

The Sponsor shall make its payments within thirty (30) days of its receipt of a written invoice for amounts charged pursuant to the Price and the schedule of payments detailed in the applicable Study Contract, save and except for the first payment which shall be paid upon the Sponsor’s receipt of ITR’s invoice.
4.	Performance of Studies and Amendments to Study Contracts or Study Plan
ITR shall perform Studies in accordance with the terms and conditions of this Master Contract, the applicable Study Contract and the Study Plan for that Study.  If any amendments or changes are expected to affect the Price of a Study, ITR shall so advise the Sponsor and it shall submit a written estimate to the Sponsor.  ITR shall not perform such changes without the Sponsor’s written approval.  ITR shall recover any additional expenses and charges arising out of the performance of such extra work to the extent that the changes related thereto were approved, in writing, by Sponsor prior to the performance of the extra work.  No deviation from a Study Plan may occur without the prior written approval of the Sponsor.
5.	Raw Data
If the Sponsor requests any raw data (or certified copies of same) relating to a Study, the Sponsor shall pay ITR for the preparation, verification, duplication and handling of such data, in accordance with ITR’s current fees for such services.  Upon the Sponsor’s written request, ITR shall provide the Sponsor with a written estimate of its charges for such services with respect to any such request for raw data, prior to the Sponsor’s authorizing such work.  If the Sponsor notifies ITR to proceed in writing then it shall be liable for ITR’s charges and the Sponsor shall either pay ITR in accordance with the estimate that it provided to the Sponsor or as is otherwise agreed by the parties in writing.
6.	Monitoring the Study
Authorized representatives of the Sponsor shall have the right to inspect a Study at ITR’s premises at any time during normal working hours subject to giving ITR two (2) business days prior written notice.  ITR shall promptly notify the Sponsor of any material changes that occur during a Study.

7.	Early Termination by Sponsor
The Sponsor shall have the right to terminate a Study at any time prior to its completion by giving ten (10) days prior written notice to ITR.  The notice period shall only commence after ITR has received the notice.  In the event of an early termination, ITR shall use its best efforts to minimize the Sponsor’s costs.  However, the Sponsor shall pay ITR: (i) the portion of the Price to be charged up to the expiry of the ten (10) day period stipulated in the termination notice for actual tasks accomplished in accordance with the Master Contract, the Study Contract and the Study Plan; and (ii) ITR’s expenses actually incurred and/or irrevocably committed to prior to ITR’s receipt of the termination notice. Upon its receipt of the aforementioned payments, ITR shall provide the Sponsor with all results and reports for work generated under the Study up to the termination date.
8.	Early termination by ITR
ITR shall have the right to terminate a Study prior to completion if any Canadian federal or provincial laws, regulations or regulatory guidelines (the “Legislation”) require it to do so.  If a Study is terminated for one of the aforementioned reasons then the Sponsor shall have no recourses against ITR.  Prior to so terminating a Study, ITR shall give the Sponsor ten (10) days prior written notice of termination.  If the problems that arose due to the Legislation are resolved to the satisfaction of ITR and its counsel then ITR shall not terminate the Study.  If the problems that arose due to the Legislation are not resolved to the satisfaction of ITR and its counsel within the said ten (10) day delay then the Study shall be terminated by ITR and the Sponsor shall immediately pay all amounts owing for the Study. In addition, the Sponsor shall pay all costs and expenses that ITR has incurred and/or is irrevocably committed to for the Study.  ITR shall not be obliged to incur any additional costs and/or obligations after it terminates a Study pursuant to this clause.
9.	Early Termination by ITR Because of Unpaid or Delinquent Accounts
ITR shall have the right to terminate a Study prior to its completion if the Sponsor fails to make a payment that is due and remedy such failure within the time period set forth hereinbelow.  Prior to terminating a Study for a payment default, ITR shall notify the Sponsor, in writing, of ITR’s intention to terminate if the payment default is not immediately cured.  The Sponsor shall have five (5) working days from the Sponsor’s receipt of such notice within which to cure its default.  If ITR terminates a Study because of a payment default then the Sponsor shall have no claim or recourse against ITR because of the Study termination.  ITR shall not be obliged to incur any additional costs and/or obligations after sending its written notice of termination to the Sponsor until its receipt of the Sponsor’s payment.  If a termination occurs in accordance with the foregoing, the Sponsor shall pay ITR: (i) the portion of the Price for tasks accomplished; (ii) expenses actually incurred and/or irrevocably committed to for the Study; and (iii) in addition, a penalty that is equal to ten percent (10%) of the portion of the Price allocated to the cancelled portion of the Study, provided that the said amount shall not exceed the total Price for the Study.

10.	Test Materials
ITR shall manage the Test Materials in accordance with the applicable Study Plan and shall use them only in connection with the applicable Study at the facility(ies) designated in the Study Plan for that Study.  The Sponsor shall provide ITR with sufficient quantities of all Test Materials to perform the Study, as described in detail in the Study Plan, as well as sufficient data, to the extent available to the Sponsor, to ensure the stability and safety of the Test Materials.
Upon the completion of a Study or upon the written request of the Sponsor, any remaining samples of the Test Materials will be promptly returned to the Sponsor and, if applicable, the said samples shall be retained in compliance with any American and/or Canadian applicable legal or regulatory requirements.
11.	Reports
Copies of the quality assured (QA’d) draft and final reports, including summaries and analyses of the results (“Reports”), shall be provided promptly pursuant to the Master Contract, the Study Contract and the Study Plan.  If additional Reports or copies of same are requested by Sponsor, a reasonable fee may be charged by ITR for their preparation, handling and dispatch.  Upon the Sponsor’s written request, ITR shall provide the Sponsor with a written estimate of such charges.
12.	Storage of Raw Data
All work product, except wet specimens of blood, urines, feces and biological fluids, shall be retained by ITR for a period no shorter than the longer of: (i) one (1) year following the issuance of a QA’d draft report by ITR; and (ii) the longest period required by any laws, regulations or rules applicable to the Study and specified in the Study Plan (the “Retention Period”).  During the Retention Period, work product shall be available for inspection by the Sponsor, its authorized representative or any government or regulatory agent acting in the course of his professional duties.

ITR shall not discard or destroy any work product relating to a Study during the Retention Period, except wet specimens of blood, urines, feces and biological fluids unless otherwise agreed upon in writing and in advance by the Sponsor.  All wet specimens of blood, urines, feces and biological fluids obtained in the course of a Study shall be retained or disposed of as specified in the applicable Study Plan.
Upon the expiration of the Retention Period, ITR shall endeavour to contact the Sponsor to determine whether: (i) to return the work product (all reasonable shipping, handling and/or insurance charges shall be at the Sponsor’s expense); (ii) to extend the storage of work product (at reasonable and prevailing rates that are in effect at that time); or (iii) to dispose of any work product (at reasonable and prevailing rates that are in effect at that time).
13.	Patents and Inventions
All inventions, improvements in know-how, new uses, processes, techniques and compounds conceived or reduced to practice in the course of or as a result of any Study (collectively, “Inventions”) and all results and data generated hereunder (“Results”) shall be and shall remain the sole property of the Sponsor.  To the extent that the Inventions and Results provided hereunder result in the creation of original works subject to copyright (referred to as “Work Product”), ITR agrees that the Sponsor shall own all copyrights in and to the Work Product.  To the extent that the Work Product includes material subject to copyright, patent, trade secret, or other proprietary right protection, ITR hereby assigns to the Sponsor, its successors and assigns, all right, title and interest in and to the Work Product, to the extent ITR holds such rights, including all copyrights, patents, trade secrets, and other proprietary rights therein (including renewals thereof).  ITR shall execute and deliver such instruments and take such other action as may be required and requested by the Sponsor at the Sponsor’s request and expense to carry out the assignment contemplated by this paragraph.  To the extent permitted by applicable law, Consultant hereby waives all moral rights in and to the Work Product.
By incorporating into any Inventions or Results any original work or authorship created prior to each Study Contract and Study Plan (the “Prior Works”), ITR thereby grants the Sponsor a worldwide, perpetual, nonexclusive, transferable license to use, distribute, publish, or publicly display such Prior Works and modify such Prior Works as incorporated into the Inventions and Results.  ITR will otherwise retain all rights in ITR’s Prior Works.

14.	Advertising
The name of the Sponsor or its personnel may not be used in ITR’s promotional literature or advertising without the prior written permission of the Sponsor.
15.	Publications
Neither ITR nor its employees, agents or consultants may publish or otherwise publicly disclose any of the work conducted hereunder or any of its Results without Sponsor’s prior written consent.
The Sponsor has the right to the initial publication of the Results of a Study or to authorize a joint publication with ITR and it may authorize ITR to publish the Results independently.  Any specific request of the Sponsor for ITR to publish independently or jointly may involve additional costs that will be the Sponsor’s sole responsibility.
16.	Liability
If a material error or omission or the proven gross negligence of ITR renders the data generated or collected under a Study invalid or otherwise unusable by Sponsor or prevents the use of Results, ITR’s only obligation shall be, at ITR’s option: (i) to immediately repeat the Study at ITR’s sole expense; or (ii) where that is not practicable, to refund the Sponsor the portion of the Price that was paid by the Sponsor to ITR.
The Sponsor acknowledges that ITR has not participated in the manufacture of any Test Materials supplied by the Sponsor and it acknowledges that ITR’s sole mandate is to test the Test Materials in accordance with the terms of the Master Contract, Study Contracts and Study Plans.  Accordingly, the Sponsor shall hold harmless, defend, release and indemnify ITR and its officers, directors, employees and other agents and representatives (“ITR Parties”) from any claims, damages (including loss of life), liabilities, costs and expenses, including interest and professional fees directly resulting from the foregoing (collectively “Claims”), that may arise from the use of any Test Materials.  Nevertheless, the Sponsor shall not be obliged to hold harmless, defend, release and indemnify ITR Parties against Claims if it is proved that: (i) ITR failed to comply with applicable American and/or Canadian laws and regulations; or (ii) ITR was grossly negligent or engaged in intentional misconduct.

ITR shall not be considered to have been grossly negligent or to have engaged in intentional misconduct nor shall it be deemed or held to have failed to comply with applicable Canadian laws and regulations if it was following the Sponsor’s instructions.
17.	Force Majeure
Either party hereto shall be excused from performing its obligations under this Master Contract, any Study Contract, Study Plan and all subsequent amendments thereto if its performance is delayed or prevented by any cause beyond its reasonable control, including but not limited to, Acts of God, fires, explosions, earthquakes, weather, power failures, floods, disease, strikes, civil strife, riots, public demonstrations, animal rights activist activities against either party and/or their officers, directors and employees, government actions or embargoes.  Performance shall be excused only to the extent of and during the reasonable continuance of such events.  Any deadline or time for performance specified in a Study Contract or a Study Plan that falls during or after the occurrence of any of the events referred to herein shall be automatically extended for a period of time equal to the shorter of: (i) the period of such events; or (ii) the period required for ITR to reasonably address the problems or delays caused by such events.  ITR shall immediately notify the Sponsor if, by reason of any of the foregoing events, it is unable to meet any deadline specified in any Study Contract or Study Plan.  If any part of a Study is rendered invalid as a result of the foregoing events, ITR shall, upon the written request of the Sponsor and at Sponsor’s cost, repeat that part of the Study affected by the disability.
18.	Compliance
ITR shall conduct the Studies in compliance with American and Canadian Good Laboratory Practices and related regulatory guidelines.  The Sponsor acknowledges that ITR does not warrant or represent that the Results of the Study shall be acceptable to any regulatory or governmental agency to which they are presented.  The Sponsor also acknowledges that ITR does not warrant that the Results of the Study shall enable the Sponsor to market, commercialize or otherwise exploit the Test Materials.
19.	Amendments
No amendments to this Master Contract, any Study Contract or Study Plan shall be valid and binding unless the same are accepted in writing by ITR and the Sponsor.  When used in this Master Contract, the terms “Master Contract”, “Study Contracts” and “Study Plans” shall include any amendments thereto.

20.	Independent Contractor
ITR’s status hereunder is that of an independent contractor and ITR has no authority to bind or act on behalf of the Sponsor.  ITR is and will be solely responsible for filing of tax returns and payment, as required, with respect to its receipt of fees under each Study Contract.  No part of the compensation payable to ITR will be subject to withholding by the Sponsor for the payment of any social security, federal, state or any other employee payroll taxes.  If required by the Sponsor, ITR shall prepare and sign such documents affirming its citizenship and residency for tax purposes.
21.	Waiver
No waiver of any term, provision or condition of this Master Contract, any Study Contract or any Study Plan, whether by conduct or otherwise, shall be deemed to be or construed to be a waiver of any such term, provision or condition or of any other term, provision or condition of this Master Contract, any Study Contract or any Study Plan.
22.	Assignment
This Master Contract, all Study Contracts and all the Study Plans, may not be assigned without the prior written consent of the other party hereto which such consent shall not be unreasonably withheld.  This Master Contract shall inure to the benefit of and be binding upon each party, its successors and assigns.  No assignment shall relieve either party from having to perform any obligation under this Master Contract, the Study Contracts and the Study Plans.
23.	Governing Law
This Master Contract, all Study Contracts and all Study Plans shall be construed and enforced solely in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.  The aforementioned laws shall be applied without regard to conflict of law principles that would require the application of any other law.
24.	Entire Agreement
This Master Contract together with each accepted Study Contracts and Study Plans, represents the entire understanding of the parties with respect to the subject matters hereof.  In the event of any inconsistencies between this Master Contract, any Study Contract or Study Plan and/or any subsequent amendments thereto, the terms of this Master Contract shall prevail.

IN WITNESS WHEREOF, the parties hereto have duly executed this Master Contract as of the Effective Date that is stipulated above.

ProtoKinetix, Incorporated		ITR Laboratories Canada Inc.
By:	/s/Clarence E. Smith	By:	/s/Ginette Bain
Name:	Clarence E. Smith	Name:	Ginette Bain
Title:	President, CEO	Title:	Senior Vice President
Date:	April 21, 2016	Date:	April 21, 2016